Exhibit 10.2

CONFIDENTIAL

May 29, 2015

Boot Barn, Inc.

15776 Laguna Canyon Road

Irvine, CA  92618

Attn:                    Mr. Greg Hackman, Chief Financial Officer

Boot Barn, Inc.
$200,000,000 Senior Secured Term Loan Facility

Ladies and Gentlemen:

Boot Barn, Inc. (“Boot Barn”, the “Borrower” or “you”) has advised GCI Capital Markets LLC (“Golub” or the “Initial Lender”) that you intend to (a) acquire all of the equity interests of Sheplers Holding Corporation, a Delaware corporation (the “Target”), from Gryphon Partners III, L.P., affiliates thereof and the other holders of equity interests in the Target (collectively, the “Seller”) pursuant to a merger of the Target with and into Rodeo Acquisition Corp., a Delaware corporation, a newly created merger subsidiary wholly-owned by you, with the Target as the survivor (the “Merger”) and (b) consummate the other Transactions (as defined below).  Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”).

You have further advised Golub that, in connection therewith, the Borrower will obtain (a) the senior secured term loan facility described in the Term Sheet in an aggregate principal amount of $200,000,000 (the “Term Loan Facility”) and (b) the senior secured asset-based revolving credit facility in an aggregate principal amount of up to $125,000,000 pursuant to the terms of the ABL Facility Commitment Letter (the “ABL Facility” and collectively with the Term Loan Facility, the “Facilities”).  The Merger and the transactions described in this paragraph are collectively referred to herein as the “Transactions”.

1.                                      Commitments.

In connection with the foregoing, the Initial Lender is pleased to advise you of its commitment to provide the entire principal amount of the Term Loan Facility, upon the terms set forth or referred to in this commitment letter (including the Term Sheet and other attachments hereto, this “Commitment Letter”) and subject solely to the conditions set forth in Section 6 below and Exhibit B hereto.

2.                                      Titles and Roles.

You hereby appoint (a) Golub to act, and Golub hereby agrees to act, as sole bookrunner and sole lead arranger for the Term Loan Facility (Golub, in such capacity, the “Arranger”), and (b) Golub to act, and Golub hereby agrees to act, as sole administrative agent for the Term Loan Facility (Golub, in such capacity, the “Agent”; Golub, in its capacities as Initial Lender, Arranger and Agent, is referred to herein at times as the “Commitment Parties,” “we” or “us”), in each case upon the terms set forth or referred to in this Commitment Letter and subject solely to the conditions set forth in Section 6 below and Exhibit B hereto.  Each of the Arranger and the Agent, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles.

3.                                      Syndication.

The Arranger reserves the right, prior to and/or after the execution of the Facilities Documentation, to syndicate up to 62.5% of the Initial Lender’s commitment with respect to the Term Loan Facility to a group of banks, financial institutions and other institutional lenders (together with the Initial Lender, the “Lenders”) identified by us in consultation with you, and acceptable to you (such acceptance not to be unreasonably withheld, delayed or conditioned), and you agree to provide the Arranger with the Marketing Period (as defined in Exhibit B attached hereto).  With respect to the commencement of the syndication period referred to above, if you reasonably believe you have delivered the Information Materials (as defined below), you may deliver to the Arranger written notice to that effect, in which case the Marketing Period shall be deemed to have commenced on the date of completion specified in such notice unless the Arranger in good faith believes that such Information Materials are not in final form and, within two business days after receipt of such notice from you, the Arranger delivers a written notice to you to that effect and stating in reasonable detail, the deficiencies of such Information Materials.

Notwithstanding the foregoing, the Arranger will not syndicate, assign or participate to (i) those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by you to us prior to the date of this Commitment Letter and reasonably acceptable to the Commitment Parties, (ii) those persons who are competitors of Boot Barn or the Target or any of their respective subsidiaries that are separately identified in writing by you to us prior to the date of this Commitment Letter and (iii) in the case of each of clauses (i) and (ii), any of their affiliates that are identified in writing by you to us prior to the date of this Commitment Letter (clauses (i), (ii) and (iii) above, collectively, the “Disqualified Lenders”).  Notwithstanding our right to syndicate the Term Loan Facility and receive commitments with respect thereto, the Initial Lender will not be relieved of all or any portion of its commitment hereunder prior to the initial funding on the Closing Date as a result of such syndication, assignment or participation.  Without limiting your obligations to assist with syndication as set forth below, we agree that the Initial Lender’s commitment hereunder is not conditioned upon the syndication of, or receipt of commitments in respect of, the Term Loan Facility, and in no event shall the commencement or completion of syndication of the Term Loan Facility constitute a condition to the availability of the Term Loan Facility on the Closing Date.  We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and until the earlier of 60 days after the Closing Date and the date on which the Initial Lender holds loans and commitments of no more than $130,000,000 with respect to the Term Loan Facility (a “Successful Syndication”), you agree to assist us in completing a Successful Syndication.  Such assistance shall include: (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) direct contact between your senior management and your representatives and non-legal advisors (and your using commercially reasonable efforts to arrange direct contact between senior management and representatives of the Target) and the proposed Lenders, in each case during regular business hours and upon reasonable prior notice, (c) assistance by you (and your using commercially reasonable efforts to cause the Target to assist) in the preparation (including, without limitation, delivery of information customarily delivered by a borrower and reasonably necessary for the preparation and delivery of a customary Confidential Information Memorandum) of a customary Confidential Information Memorandum for the Term Loan Facility (the “Information Materials”)

Commitment Letter

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and (d) to the extent necessary or required to achieve a Successful Syndication, your using commercially reasonable efforts to obtain a private corporate credit rating from Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), and a private corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to the Borrower, and public ratings for the Term Loan Facility from each of S&P and Moody’s; provided, however that obtaining such ratings shall not be a condition to the closing of the Term Loan Facility or the funding of the Term Loans on the Closing Date, (e) your using commercially reasonable efforts to ensure that, until the earlier of 60 days after the Closing Date and the achievement of a Successful Syndication, there shall be no debt securities or commercial bank or other credit facilities of Holdings, the Borrower, the Target or their respective subsidiaries being offered, placed or arranged (other than the Facilities and indebtedness expressly permitted under the Merger Agreement or that would not (in the reasonable judgment of the Arranger), be reasonably expected to have a material adverse effect on the syndication of the Term Loan Facility), and (f) the hosting during regular business hours upon reasonable prior notice, with the Arranger, of one (or if reasonably requested by the Arranger, a reasonable number of additional) meetings of prospective Lenders.  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, neither the compliance with any of the provisions of this paragraph or the other provisions of this Commitment Letter nor the commencement or the completion of the syndication of the Term Loan Facility (but subject, in all respects, to the satisfaction of the conditions set forth in Section 6 below and Exhibit B hereto) shall constitute a condition precedent to the Closing Date.  For the avoidance of doubt, your commercially reasonable efforts to cause the Target or its management to do or assist with any of the provisions of this paragraph shall not include actions or assistance to the extent the same would be in contravention of the Merger Agreement or applicable laws or regulations.

You acknowledge that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information (within the meaning of the  United States federal securities laws, “MNPI”) with respect to the Borrower and the Target, or their respective affiliates or any of their respective securities) (each, a “Public Lender”).  You agree, at the request of the Arranger, to assist in the preparation of a version of the Information Materials to be used in connection with the syndication of the Term Loan Facility, that does not contain material non-public information concerning the Borrower and the Target or their respective affiliates or securities.  It is understood that in connection with your assistance described above, you will provide, and use commercially reasonable efforts to cause the Target to provide, authorization letters authorizing the distribution of the Information Materials to prospective Lenders and continuing a representation to the Arranger, in the case of the public-side version, that such Information Materials do not contain material non-public information about the Borrower, the Target or their respective affiliates or their respective securities.  In addition, the Borrower will use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to Public Lenders as containing only public Information (as defined below).  You acknowledge that the following documents may be distributed to all prospective Lenders (unless you notify us promptly prior to their intended distribution that any such document contains MNPI; provided that you have been given a reasonable opportunity to review the following documents): (1) drafts and final definitive documentation with respect to the Term Loan Facility, including term sheets; (2) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); (3) notification of changes in the terms of the Term Loan Facility; and (4) other administrative materials (excluding the Projections (as defined below)) intended for prospective Lenders after the initial distribution of Information Materials.

The Arranger will manage all aspects of any syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders;

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provided that (i) selection of Lenders, naming rights, the amounts and distribution of fees among the Lenders and the allocation of the commitments thereto shall be subject to your approval, not to be unreasonably withheld, delayed or conditioned and (ii) Disqualified Lenders shall not be part of the syndication.

4.                                      Information.

You hereby represent and warrant (which representation and warranty is provided to your knowledge insofar as it applies to information concerning the Target and its subsidiaries and their business) that (a) all written information (other than the financial projections (the “Projections”) and other forward-looking information and information with respect to general economic or industry data) (the “Information”) that has been or will be made available to any Commitment Party by or on behalf of you or any of your representatives in connection with the Transactions was or will be, when first furnished and taken as a whole, complete and correct in all material respects and did not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any Commitment Party by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made or at the time the related Projections are made available to such Commitment Party, as applicable (it being understood that projections by their nature are inherently uncertain, that actual results may differ significantly from the projected results and that such differences may be material and no assurances are being given that the results reflected in the Projections will be achieved).  You agree that if at any time prior to the later of (i) the closing of the Term Loan Facility and (ii) the earlier of (x) 60 days after the Closing Date and (y) the completion of a Successful Syndication, any of the representations in the preceding sentence would be incorrect (to your knowledge insofar as it applies to information concerning the Target and its subsidiaries and their business) if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (or, prior to the Closing Date, with respect to Information and Projections relating to the Target and its subsidiaries, you will use commercially reasonable efforts to) promptly supplement the Information and the Projections so that such representations will be correct, taken as a whole, under those circumstances.

5.                                      Fees.

As consideration for the Initial Lender’s commitment hereunder, and our agreements to perform the services described herein, you agree to pay to the Commitment Parties the fees set forth in this Commitment Letter and in the Fee Letter dated the date hereof and delivered herewith with respect to the Term Loan Facility (the “Fee Letter”).

6.                                      Conditions Precedent.

The Initial Lender’s commitments hereunder, and our agreements to perform the services described herein, are subject only to (a) the condition that since March 31, 2015, there shall not have occurred any Material Adverse Effect (as defined in the Merger Agreement), and (b) the conditions set forth in this Section 6 and (c) the other conditions set forth in Exhibit B hereto (collectively, the conditions referred to in clauses (a) through (c) hereof,  the “Exclusive Financing Conditions”).

Notwithstanding anything in this Commitment Letter (including each of the exhibits hereto), the Fee Letter, the Facilities Documentation or any other agreement or undertaking relating to the Term Loan Facility to the contrary, (a) the only representations relating to the Target and its subsidiaries, businesses and assets, the making and accuracy of which shall be a condition to the availability of the Term Loan

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Facility on the Closing Date, shall be (i) such of the representations made by or on behalf of the Target (or any of its affiliates or subsidiaries) in the Merger Agreement as are material to the interests of the Lenders (as defined in the Term Sheet), but only to the extent that you have (or any of your affiliates or subsidiaries have) the right not to consummate the Merger or the right to terminate (or cause the termination of) your (or its) obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement (the “Specified Merger Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Term Loan Facility on the Closing Date if the Exclusive Financing Conditions are satisfied ((it being understood that (A) other than with respect to any UCC Filing Collateral, Stock Certificates or Intellectual Property (each as defined below), to the extent any Collateral cannot be delivered, or a security interest therein cannot be perfected, on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of, or perfection of a security interest in, such Collateral shall not constitute a condition precedent to the availability of the Term Loan Facility on the Closing Date, but such Collateral shall instead be required to be delivered, or a security interest therein perfected, within 90 (or in the case of required deposit account control agreements or securities account control agreements, 120) days after the Closing Date (or such longer period as Agent may hereafter agree), (B) with respect to perfection of security interests in UCC Filing Collateral, your sole obligation shall be to deliver, or cause to be delivered, necessary UCC financing statements to the Agent and to irrevocably authorize and to cause the applicable guarantor to irrevocably authorize the Agent to file such UCC financing statements, (C) with respect to perfection of security interests in Stock Certificates, your sole obligation shall be to deliver to the Agent or its legal counsel Stock Certificates together with undated stock powers executed in blank and (D) with respect to perfection of security interests in Intellectual Property, in addition to the actions required by clause (B), your sole obligation shall be to execute and deliver, or cause to be executed and delivered, necessary intellectual property security agreements to the Agent in proper form for filing with the United States Patent and Trademark Office (the “USPTO”) and the United States Copyright Office (the “USCO”) and to irrevocably authorize, and to cause the applicable guarantor to irrevocably authorize, the Agent to file such intellectual property security agreements with the USPTO and USCO).  For purposes hereof, (1) “UCC Filing Collateral” means Collateral consisting of assets of the Loan Parties (as defined in the Term Sheet) for which a security interest can be perfected by filing a Uniform Commercial Code financing statement, (2) “Stock Certificates” means Collateral consisting of stock (or other) certificates representing capital stock or other equity interests of the Loan Parties and their respective domestic subsidiaries required to be pledged as Collateral pursuant to the Term Sheet, (3) “Intellectual Property” means all patents, patent applications, trademarks, trade names, service marks and copyrights registered with the USPTO or the USCO, as applicable, and (4) “Specified Representations” means the representations and warranties set forth in the Precedent Credit Agreement (as defined below) relating to power and authority, due authorization, execution and delivery, in each case as they relate to the entering into and performance of the Facilities Documentation, corporate existence, the enforceability of the Facilities Documentation, Federal Reserve margin regulations, the use of proceeds violating the PATRIOT Act (as defined below) or OFAC, anti-money laundering regulations, the Investment Company Act, no conflicts between the Facilities Documentation and the organization documents of the Loan Parties, status of the Term Loan Facility and the guarantees thereof as senior debt, solvency as of the Closing Date (after giving effect to the Transactions) of Holdings and its Subsidiaries on a consolidated basis (with solvency determined in a manner consistent with Exhibit C attached hereto) and subject to the limitations set forth in the prior sentence, creation, validity, perfection and priority of security interests, in each case, subject to the Documentation Principles.  This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions.”

Notwithstanding anything to the contrary contained herein, the definitive documentation for the Facilities (the “Facilities Documentation”) shall: (a) be consistent with the Term Sheet and with Exhibit D, (b) except as otherwise specified in this Commitment Letter, the Term Sheet or Exhibit D, be

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substantially consistent with, and give due regard to, that certain Credit Agreement, dated as of February 23, 2015, by and among Boot Barn Holdings, Inc. (“Holdings”), the Borrower, the lenders from time to time parties thereto and Wells Fargo Bank, National Association, as administrative agent thereunder (the “Precedent Credit Agreement”), and each of the “Loan Documents” referred to therein (the “Precedent Ancillary Documents” and collectively with the Precedent Credit Agreement, the “Precedent Loan Documents”) and (c) except as otherwise set forth in the this Commitment Letter, the Term Sheet or Exhibit D, contain only the representations, warranties, affirmative covenants, negative covenants, financial covenants, events of default, financial reporting requirements, remedies, yield protection, indemnification and expense reimbursement provisions, mandatory prepayments and voluntary prepayments as are contained in the Precedent Loan Documents, with only such amendments thereto as shall be specifically set forth herein or in the Term Sheet and as are usual and customary for financings of this type and with such adjustments to the applicable qualifications, thresholds, exceptions for materiality or otherwise, “baskets”, and grace and cure periods as shall (together with any other terms not expressly set forth in this Commitment Letter, the Term Sheet or Exhibit D, but are instead to be determined in accordance with a specified standard or principle, it being understood and agreed that except as otherwise specified in this this Commitment Letter, the Term Sheet or Exhibit D, the Precedent Credit Agreement shall be modified to reflect the Agent’s standard loan administration and funding terms, conditions (other than with respect to the initial Term Loan funded on the Closing Date) and mechanics for a transaction of this size and type for borrowers substantially similar to Borrower), (i) be mutually agreed, (ii) be negotiated in good faith in accordance with such standard or principle to finalize such documentation, giving effect to the Limited Conditionality Provisions, as promptly as practicable after the acceptance of this Commitment Letter (it being understood that the only conditions precedent to fund the Term Loan Facility on the Closing Date are the Exclusive Financing Conditions) and (iii) give due regard to the (A) the status of the Term Loan Facility as a credit facility separate from the ABL Facility, (B) increases in the size of the Term Loan Facility and the ABL Facility compared to the term loan and revolving credit facilities under the Precedent Credit Agreement, (C) the most recent model delivered to the Arranger and (D) the operational and strategic requirements of the Borrower, the Guarantors, the Target and their respective subsidiaries in light of their consolidated capital structure, size, industry and practices (including, without limitation, the leverage profile and projections and matters disclosed in the Merger Agreement), in each case, after giving effect to the Transactions.  This paragraph and the provisions herein are referred to as the “Documentation Principles”.

7.                                      Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each Commitment Party and its respective officers, affiliates, directors, employees, agents, advisors, representatives, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable and documented expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Merger Agreement, the Term Loan Facility or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, the Target or any of their respective affiliates or equity holders), and to reimburse each such Indemnified Person upon demand for any reasonable and documented legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its officers, directors, employees, and controlled affiliates, (ii) the material breach of the obligations of such Indemnified Person under this Commitment Letter or the Fee Letter or (iii) any proceeding that does not involve an act or omission by you or any of your affiliates and that is

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brought by an Indemnified Person against any other Indemnified Person other than an Indemnified Person acting in its capacity as arranger, agent, bookrunner or similar capacity, (b) if the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including, but not limited to, expenses of the Commitment Parties’ due diligence investigation, appraisals and other third party expenses incurred in connection with the audit examinations and inventory appraisals, consultants’ fees, syndication expenses, travel expenses and fees, disbursements and other charges of counsel; provided that, fees of counsel to be paid on the Closing Date incurred in connection with the Term Loan Facility and the preparation and negotiation of this Commitment Letter, the Fee Letter, the Facilities Documentation and any ancillary documents and security arrangements in connection therewith shall not exceed the amount set forth in the Fee Letter), and (c) regardless of whether the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including, but not limited to, consultants’ fees, travel expenses and fees, disbursements and other charges of counsel), incurred in connection with the enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any ancillary documents and security arrangements in connection therewith.  Notwithstanding the foregoing, in no event will you be liable for the costs and expenses of more than one firm of legal counsel for all Indemnified Persons selected by the Agent and/or Arranger (and one additional firm of local counsel in each applicable jurisdiction and, as reasonably determined by Agent or Arranger to be necessary, one special regulatory counsel) unless representation by one such firm would present actual or potential conflicts of interest, in which case you will be liable for the costs and expenses of one firm of legal counsel for each affected party (and, if reasonably necessary, one additional firm of local counsel in each applicable jurisdiction and one special regulatory counsel for each such affected party).  Each of the parties hereto agrees that, notwithstanding any other provision of this Commitment Letter, none of you (or any of your subsidiaries or affiliates), the Target (or any of its subsidiaries or affiliates), or any Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages.

8.                                      Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that each Commitment Party may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or Target or your or its respective subsidiaries or affiliates may have conflicting interests regarding the transactions described herein or otherwise.  You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary or advisory relationship between you and any Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether such Commitment Party has advised or is advising you on other matters, (b) each Commitment Party, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of such Commitment Party, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each Commitment Party is engaged in a broad range of transactions that may involve interests that differ from your interests and those of the Target and that no Commitment Party has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty and agree that no Commitment Party shall have any

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liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your  equity holders, employees or creditors.  Additionally, you acknowledge and agree that no Commitment Party is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby).  You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and no Commitment Party shall have any responsibility or liability to you with respect thereto.  Any review by any Commitment Party of Holdings, the Borrower, the Target, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and shall not be on behalf of you or any of your affiliates.

You further acknowledge that each Commitment Party is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, the Target and other companies with which you or the Target may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by any Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.                                      Assignments; Amendments; Etc.

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons).  Any and all obligations of, and services to be provided by, any Commitment Party hereunder (including, without limitation, the Initial Lender’s commitment) may be performed and any and all rights of any Commitment Party hereunder may be exercised by or through any of its respective affiliates or branches (provided that the Initial Lender shall not be relieved of all or any portion of its commitment hereunder as a result of any such action) and, in connection with such performance or exercise, such Commitment Party may on a confidential basis exchange (subject to Section 12 hereof) with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to such Commitment Party hereunder.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each Commitment Party and you.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Term Loan Facility.

You acknowledge that information and documents relating to the Term Loan Facility may be transmitted through SyndTrak, Intralinks, the Internet, e-mail or similar electronic transmission systems,

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and that no Commitment Party shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the willful misconduct or gross negligence of such Commitment Party (it being understood that actions consistent with industry practice in the leveraged lending market shall not constitute gross negligence or willful misconduct).

10.                               Jurisdiction; Governing Law.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  NOTWITHSTANDING THE FOREGOING, THE INTERPRETATION OF THE DEFINITION OF “MATERIAL ADVERSE EFFECT” AS DEFINED IN THE MERGER AGREEMENT, ANY DETERMINATION AS TO OCCURRENCE OR NON-OCCURRENCE OF SUCH A “MATERIAL ADVERSE EFFECT,”  AND ANY DETERMINATION AS TO WHETHER ANY SPECIFIED MERGER AGREEMENT REPRESENTATION SHALL HAVE BEEN BREACHED SHALL, IN EACH CASE, BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES WHICH WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER STATE.

11.                               Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12.                               Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance, nor the activities of any Commitment Party

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pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to your affiliates, officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) in the case of this Commitment Letter, to Moody’s and S&P in connection with their review of the Term Loan Facility or the Borrower, (c) upon the request or demand of any regulatory body having jurisdiction over you (in which case, you agree, to the extent permitted by law, to use commercially reasonable efforts inform us promptly in advance thereof), (d) this Commitment Letter but not the Fee Letter, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (e) as required by applicable law or compulsory legal process (in which case you agree, to the extent permitted by applicable law or such compulsory legal process, to use commercially reasonable efforts to inform us promptly thereof prior to such disclosure), (f) the aggregate fee amounts contained in the Fee Letter and the Term Sheet may be disclosed as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering, marketing or other disclosure materials for the Term Loan Facility and/or the Facilities Documentation or in any public filing relating to the Transactions, (g) this Commitment Letter (but not the Fee Letter) may be filed in any public record in which you are required by applicable law or regulation on the advice of your counsel to file it, and (h) the Term Sheet may be disclosed in any offering memoranda or registration statements relating to the  offering or in any syndication or other marketing materials in connection with the Term Loan Facility or the Facilities Documentation or in any proxy statement or similar public filing related to the Transactions or in connection with any public filing requirement; provided that you may disclose this Commitment Letter and the contents hereof and the Fee Letter or the contents thereof (solely to the extent the Fee Letter is redacted as to economic terms set forth therein (including, without limitation, fees and economic  provisions), in a manner reasonably satisfactory to us) to the Target and the Seller and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis.

We will treat as confidential, and will not disclose or use in connection with services provided by us to parties other than you or your affiliates, any and all non-public information provided to us by or on behalf of you or your affiliates hereunder; provided that nothing herein shall prevent us from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case we agree, to the extent permitted by applicable law, rule, regulation (including, without limitation, in connection with filings, submissions and any other similar documentation required or customary to comply Securities and Exchange Commission filing requirements) or such compulsory legal process, to use commercially reasonable efforts to inform you promptly thereof prior to such disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over us or any of our affiliates or managed funds (in which case we agree, to the extent permitted by applicable law, to use commercially reasonable efforts to inform you promptly thereof prior to such disclosure), (c) to the extent that such information (i) becomes publicly available other than by reason of disclosure by us in violation of this paragraph or any other agreement to which both you and we are party, (ii) becomes available to us on a non-confidential basis from a source other than you or on your behalf and, to our knowledge, not in violation of any confidentiality agreement or obligation owed to you, (iii) was available to us on a non-confidential basis prior to its disclosure to us by you or (iv) was independently developed by us without reliance on confidential information, (d) to our affiliates and managed funds and to our and their respective shareholders, directors, officers, employees, legal counsel, lenders, investors, professionals, advisors, independent auditors and other experts or agents who need to know such information, to the extent such persons are informed of the confidential nature of such information and are either subject to customary confidentiality obligations of employment or professional practice or agree to comply with the provisions of this paragraph, (e) to actual or potential lenders, assignees, participants or derivative investors in the Term Loan Facility who agree (including by “click-through” acceptance of confidentiality terms on electronic transmission systems) to be bound by the terms of this paragraph or substantially

10

similar confidentiality provisions (or confidentiality provisions customarily used in connection with the syndication of credit facilities), (f) to the extent permitted by Section 9, (g) for purposes of establishing a “due diligence” defense, (h) to Moody’s and S&P as required by the terms of this Commitment Letter, (i) to industry trade organizations, information with respect to the Term Loan Facility (limited to the names of any of you or your affiliates, and the amount, type of credit facility, title and closing date of the Term Loan Facility) for inclusion in league table measurements or (j) in protecting and enforcing our rights with respect to this Commitment Letter and the Term Sheet (in which case we agree, to the extent permitted by applicable law, to use commercially reasonable efforts to inform you promptly thereof prior to such disclosure).  The Commitment Parties’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Facilities Documentation.

Notwithstanding anything herein to the contrary, (a) any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.  For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions; and (b) after the closing of the Transactions and at such Commitment Party’s expense, each Commitment Party may (i) with your prior approval (such approval not to be unreasonably withheld or delayed), place advertisements in periodicals and on the Internet as it may choose and (ii) on a confidential basis and, in the case of public promotional materials such as “tombstones”, with your prior approval (such approval not to be unreasonably withheld or delayed), circulate promotional materials in the form of a “tombstone” or “case study” (and, in each case, otherwise describe the names of any of you or your affiliates and any other general economic terms relating to the Transactions, including the amount, type and closing date of the Term Loan Facility).

13.                               Surviving Provisions.

The compensation, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or the Initial Lender’s commitment hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality, compensation and to the syndication of the Term Loan Facility (which shall remain in full force and effect), shall, to the extent covered by the Facilities Documentation, automatically terminate and be superseded by the applicable provisions contained in such Facilities Documentation upon the occurrence of the Closing Date.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditor’s rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate the terms of the Facilities Documentation in good faith in a manner

11

consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Term Loan Facility is subject to the Exclusive Financing Conditions and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth herein.

14.                               PATRIOT Act Notification.

Each Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Commitment Party and each Lender is required to obtain, verify and record information that identifies the Borrower and each guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each guarantor that will allow such Commitment Party or such Lender to identify the Borrower and each guarantor in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender.  You hereby acknowledge and agree that each Commitment Party shall be permitted to share any or all such information with the Lenders.

15.                               Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on June 5, 2015.  The Initial Lender’s offer hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment on the Initial Lender only after it and the Fee Letter has been duly executed and delivered by you in accordance with the first sentence of this Section 15.  In the event that the Closing Date does not occur on or before 5:00 p.m., New York City time, on August 26, 2015 (or such earlier date on which the Merger Agreement terminates pursuant to its terms), then this Commitment Letter and the Initial Lender’s commitment hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless the Commitment Parties shall, in their sole discretion, agree to an extension.

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Merger.

Very truly yours,

GCI CAPITAL MARKETS LLC

		By	/s/ Andrew Steuerman
			Name:	Andrew Steuerman
			Title:	Head of Middle Market Lending

Accepted and agreed to as of
the date first above written:

BOOT BARN, INC.

By	/s/ Greg Hackman
Greg Hackman
Chief Financial Officer

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EXHIBIT A

BOOT BARN, INC.
$200,000,000 Senior Secured Term Loan Facility

Summary of Principal Terms and Conditions(1)

Borrower:	Boot Barn, Inc. (“Boot Barn” or the “Borrower”).

Agent:

GCI Capital Markets LLC acting through one or more of its branches or affiliates (“Golub”), will act as sole administrative agent (in such capacity, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders selected as provided in the Commitment Letter (the “Lenders”), and will perform the duties customarily associated with such roles.

Sole Bookrunner and Sole Lead Arranger:

Golub will act as sole bookrunner and sole lead arranger for the Term Loan Facility described below (collectively, in such capacities, the “Arranger”), and will perform the duties customarily associated with such roles.

Term Loan Facility:	A senior secured term loan facility (the “Term Loan Facility”) in an aggregate principal amount of $200,000,000 (the loans thereunder, the “Term Loans”).

Purpose:

Proceeds of the Term Loan Facility will be used to (i) refinance certain indebtedness of Borrower, its subsidiaries and the Target (other than certain indebtedness to be mutually agreed), (ii) pay a portion of the consideration under the Merger Agreement, (iii) provide for working capital, capital expenditures, permitted acquisitions and for other general corporate purposes of Borrower and its subsidiaries, (iv) fund the fees, costs, premiums and expenses associated with the closing of Transactions (including, without limitation, amounts required pursuant to the Fee Letter), (v) for other purposes not prohibited by the Facilities Documentation, and (vi) on the Closing Date, to cash collateralize letters of credit.

Any Incremental Term Facility (as defined below) will be used for working capital and general corporate purposes of the Borrower and its subsidiaries and any other transaction set forth above with respect to a Term Loan.

Availability:	The full amount of the Term Loan Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

Incremental Term Facility:

The Facilities Documentation will permit the Borrower from time to time, on one or more occasions, after the Closing Date to add one or more incremental term loan facilities to the Term Loan Facility (each, an “Incremental Term Loan Facility” and collectively referred to as the “Incremental Term Loan Facilities”) in a manner and amounts substantially consistent with the Precedent Credit Agreement; provided, however, that if any Incremental Term Loan Facility is incurred for purposes of financing an acquisition, conditionality may be (i) limited to bankruptcy and payment defaults, and (ii) subject to customary “SunGard” provisions; including, without limitation, provisions substantively identical to the Limited Conditionality Provision.

(1)  All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the other Exhibits thereto.

Refinancing Facilities:

The Facilities Documentation will permit the Borrower to refinance loans under the Term Loan Facility and any Incremental Term Loan Facility from time to time, in whole or in part, with one or more new term facilities (each, a “Term Loan Refinancing Facility” and, collectively, the “Term Loan Refinancing Facilities”) in a manner and amounts substantially consistent with the Precedent Credit Agreement.

Interest Rates and Fees:	As set forth in Annex I to this Exhibit A.

Default Rate:	Substantially consistent with the Precedent Credit Agreement.

Final Maturity and Amortization:

The Term Loans will mature on the date that is six years after the date (the “Term Loan Maturity Date”) on which the definitive credit agreement evidencing the Term Loan Facility (the “Credit Agreement”) becomes effective in accordance with the terms thereof (the “Closing Date”); provided that the Facilities Documentation shall provide the right for individual Lenders to agree to extend the maturity date of their outstanding Term Loans (or any tranche thereof) upon the request of the Borrower and without the consent of any other Lender (subject to customary terms and conditions, including that the terms and consideration applicable to such extension are offered to all Lenders holding the tranche of Term Loans subject to such extension). The Term Loans shall be payable in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Loan Facility with the balance payable on the Term Loan Maturity Date.

Guarantees:

Subject to the Limited Conditionality Provision and the limitations set forth in the Precedent Loan Documents, substantially consistent with the Precedent Loan Documents; provided that the Target, each guarantor of the ABL Facility and any Borrower under the ABL Facility, in each case, to the extent not a Borrower hereunder, shall also be a guarantor under the Term Loan Facility (the “Guarantors”; and together with the Borrower, the “Loan Parties”).

Security:

Subject to the Limited Conditionality Provision and the limitations set forth in the Precedent Loan Documents (including, without limitation, the provisions for excluded collateral and limitations on perfection requirements), the obligations of the Borrower and the Guarantors in respect of the Term Loan Facility shall be secured by (a) a first priority perfected security interest (subject as to priority to Permitted Liens (as defined in the Precedent Credit Agreement)) in the Term Priority Collateral and (b) a second priority perfected security interest (subject as to priority to Permitted Liens (as defined in the Precedent Credit Agreement)) in the ABL Priority Collateral.

“ABL Priority Collateral” shall have the meaning set forth in the Precedent Intercreditor Agreement with such changes (i) as shall be consistent with the Documentation Principles and (ii) as otherwise agreed by the parties.

“Term Priority Collateral” shall have the meaning set forth in the Precedent Intercreditor Agreement with such changes (i) as shall be consistent with the Documentation Principles and (ii) as otherwise agreed by the parties.

The obligations secured may include hedging and bank product obligations of a Loan Party where a Lender or an affiliate of a Lender is a counterparty.

For the avoidance of doubt, no landlord waivers or collateral access agreements with respect to leased locations of Boot Barn, the Target or their respective subsidiaries shall be required as a condition to closing of or funding under the Term Loan Facility. Any such landlord waivers or collateral access agreements shall be delivered on a post-closing basis substantially consistent with the terms of the Precedent Loan Documents and no such landlord waiver or collateral access agreement shall be delivered in favor of the agent and/or lenders under the ABL Facility without a substantially comparable landlord waiver or collateral access agreement in favor of Agent and the Lenders also being delivered.

Intercreditor Agreement:

The lien priority, relative rights and other creditors’ rights issues in respect of the ABL Facility and the Term Loan Facility shall be subject to an intercreditor agreement substantially consistent with the intercreditor agreement dated May 1, 2013, between Wells Fargo Bank, National Association and GCI Capital Markets LLC, executed by the Borrower, the Agent and the administrative agent with respect to the ABL Facility (the “Precedent Intercreditor Agreement”), with such changes (i) as shall be consistent with the Documentation Principles, (ii) to the definition of “Maximum ABL Principal Amount” to limit clause (a) to $150,000,000(2) and (iii) as otherwise agreed by the parties (the “Intercreditor Agreement”).

(2)  To be inclusive of all protective advances, overadvances, and incremental facilities

Mandatory Prepayments:

Term Loans shall be prepaid and applied in a manner and amounts substantially consistent with the mandatory prepayments of Term Loans in the Precedent Credit Agreement; provided, in any event, such mandatory prepayments shall include, commencing with the fiscal year ending March 31, 2017 and continuing for each fiscal year thereafter, 50% of Excess Cash Flow (definition to be mutually agreed), with step-downs to 25% and 0% upon achievement of a leverage ratio to be mutually agreed; provided that, for any fiscal year, (x) any voluntary prepayments of the Term Loans or and voluntary prepayments of the ABL Facility (or any incremental ABL Facility or other revolving credit facility) (to the extent commitments thereunder are permanently reduced by the amount of such prepayments) made during such fiscal year or, without giving duplicative effect, after year-end and prior to the time such Excess Cash Flow prepayment is due, and (y) such other amounts as shall be mutually agreed shall be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis for such fiscal year (without duplication of any such credit in any prior or subsequent fiscal year). Excess Cash Flow shall be reduced for, among other things, prepayment premiums, cash used for unfinanced capital expenditures, permitted investments, changes in working capital, permitted acquisitions and certain restricted payments to be agreed.

Mandatory prepayments with respect to Excess Cash Flow and applicable asset sale proceeds, to the extent attributable to foreign subsidiaries, will be subject to permissibility under applicable local law; provided that the Borrower agrees to cause the applicable foreign subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit the repatriation of the relevant amounts. Further, if the Borrower or its subsidiaries would incur an adverse tax consequence as reasonably determined by the Borrower and the Agent, if all or a portion of the funds required to make a mandatory prepayment were upstreamed or transferred as a distribution or dividend (a “Restricted Amount”), the amount the Borrower will be required to mandatorily prepay shall be reduced by the Restricted Amount until such time as it may upstream or transfer such Restricted Amount without incurring such adverse tax consequence, provided that, if not previously repatriated and applied to such prepayment within twelve months, an amount equal to the affected portion of Excess Cash Flow or asset sale proceeds shall, at the Borrower’s election, be applied to prepay the term loans or to other local indebtedness of subsidiaries organized in the relevant jurisdiction and such repayment of indebtedness shall reduce, without duplication, the obligations of such foreign subsidiary to repay the loans pursuant to this paragraph.

Voluntary Prepayments:

Voluntary prepayments of loans under the Term Loan Facility and any Incremental Term Facilities will be permitted, and shall be applied, in a manner and in amounts substantially consistent with voluntary prepayment of Term Loans in the Precedent Credit Agreement.

Call Premium:

In the event that, prior to the six month anniversary of the Closing Date, the Borrower (x) prepays, refinances, substitutes or replaces all or any portion of the Term Loans pursuant to a Refinancing Transaction (including, for avoidance of doubt, any mandatory prepayment that constitutes a Refinancing Transaction) or (y) effects any amendment, amendment and restatement or other modification of the Facilities Documentation resulting in a Refinancing Transaction, the Borrower shall pay to the Agent, for the ratable account of each applicable Lender, (I) in the case of clause (x), a prepayment premium of one percent (1.0%) of the aggregate principal amount of the Term Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to one percent (1.0%) of the aggregate principal amount of the applicable Term Loans outstanding immediately prior to such amendment that are subject to such Refinancing Transaction. If, prior to the six month anniversary of the Closing Date, any non-consenting Lender is replaced by way of the “yank-a-bank” provisions of the Facilities Documentation in connection with any amendment, amendment and restatement or other modification of the Facilities Documentation resulting in a Refinancing Transaction, such Lender (and not any Person who replaces such Lender) shall receive its pro rata portion (as determined immediately prior to it being so replaced) of the prepayment premium or fee described in the preceding sentence. Such premium and fees described in this paragraph shall be due and payable on the date of effectiveness of such Refinancing Transaction and shall be referred to herein as the “Prepayment Premium”. On and after the six month anniversary of the Closing Date, no Prepayment Premium shall be payable in connection with any Refinancing Transaction other than LIBOR funding breakage costs, if any, as required under the terms of the Credit Documentation. For purposes hereof, “Refinancing Transaction” shall mean (i) the incurrence by Holdings, Borrower or any other Subsidiary of Holdings of any new or additional loans (whether issued pursuant to an amendment to the Facilities Documentation or pursuant to a separate financing) the proceeds of which are used to prepay, refinance, substitute or replace in full or in part the outstanding principal balance of the Term Loans, but only so long as such new or additional loans have an all-in yield less than the all-in yield applicable to the Term Loans so repaid, refinanced, substituted or replaced and (ii) any amendment to the Facilities Documentation to reduce the all-in yield applicable to all or any portion of the Term Loans.

Representations and Warranties:	Subject to the Limited Conditionality Provision, limited to those contained in the Precedent Credit Agreement with only such modifications as are consistent with the Documentation Principles.

Conditions Precedent to Borrowing:	The availability of borrowings under the Term Loan Facility will be subject solely to the Exclusive Financing Conditions.

Affirmative Covenants:

Limited to those contained in the Precedent Credit Agreement with only such modifications as are consistent with the Documentation Principles, but which shall include, in any event, commencing 120 days after the Closing Date, maintenance of ratings from S&P and Moody’s.

Negative Covenants:	Limited to those contained in the Precedent Credit Agreement with only such modifications as are consistent with the Documentation Principles.

Financial Covenants:	Maximum Consolidated Total Net Leverage Ratio with the definition to be mutually agreed and covenant levels reflecting not less than a 30% cushion from the Borrower’s model.

Events of Default:

Limited to those contained in the Precedent Credit Agreement with only such modifications as are consistent with the Documentation Principles; provided, however, that the definition of Change of Control contained in the Precedent Credit Agreement shall be revised to delete the clause “that so long as the Permitted Investors own at least forty-five percent (45%) of the Equity Interests of Holdings,” from the proviso in which it appears.

Voting:	Limited to those contained in the Precedent Credit Agreement and consistent with the Documentation Principles, including, without limitation, provisions relating to Defaulting Lenders.

The Facilities Documentation will contain customary “amend and extend” provisions (on terms to be mutually agreed by the Agent and the Borrower) pursuant to which the Borrower may extend commitments and/or outstandings pursuant to one or more tranches with only the consent of the respective extending Lenders; provided that it is understood that no existing Lender will have any obligation to commit to any such extension and all Lenders will be offered the ratable opportunity to participate in such extension.

Cost and Yield Protection:	Limited to those contained in the Precedent Credit Agreement and consistent with the Documentation Principles.

Assignments and Participations:	Limited to those contained in the Precedent Credit Agreement and consistent with the Documentation Principles.

Defaulting Lenders:	Limited to those contained in the Precedent Credit Agreement and consistent with the Documentation Principles.

Expenses and Indemnification:	Limited to those contained in the Precedent Credit Agreement and consistent with the Documentation Principles.

Replacement of Lenders:	Limited to those contained in the Precedent Credit Agreement and consistent with the Documentation Principles.

Governing Law and Forum:	New York.

Counsel to Agent and Arranger:	Katten Muchin Rosenman LLP

ANNEX I
to Exhibit A

Interest Rates:

At the Borrower’s option, Term Loans will bear interest based on the Base Rate or LIBOR, as described below:

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin (as described below). The “Base Rate” is defined as the highest of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (b) the prime commercial lending rate of the Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks) and (c) the daily LIBOR (as defined below) for a one month Interest Period (as defined below) (for purposes of clarity, not less than 1% per annum) plus the difference between the Interest Margin for LIBOR Rate Loans and the Interest Margin for Base Rate Loans. Interest shall be payable quarterly in arrears on the last day of each calendar quarter and (i) with respect to Base Rate Loans based on the Federal Funds Rate and LIBOR, shall be calculated on the basis of the actual number of days elapsed in a year of 360 days and (ii) with respect to Base Rate Loans based on the prime commercial lending rate of the Agent, shall be calculated on the basis of the actual number of days elapsed in a year of 365/366 days. Any loan bearing interest at the Base Rate is referred to herein as a “Base Rate Loan”.

Base Rate Loans will be made on same day notice and will be in minimum amounts to be agreed upon.

B. LIBOR Option

Interest will be determined for periods (“Interest Periods”) of one, two, three or six months or, if approved by all Lenders (such approval not to be unreasonably withheld), twelve months, as selected by the Borrower and will be at an annual rate for Eurocurrency deposits for the corresponding deposits of U.S. dollars appearing on Reuters Screen LIBOR01 Page (“LIBOR”) plus the applicable Interest Margin (as described below). In no event shall LIBOR be less than 1% per annum. LIBOR will be determined by the Agent at the start of each Interest Period and, other than in the case of LIBOR used in determining the Base Rate, will be fixed through such period. Interest will be paid on the last day of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any). Any loan bearing interest at LIBOR (other than a Base Rate Loan for which interest is determined by reference to LIBOR) is referred to herein as a “LIBOR Rate Loan”.

B-I-1

LIBOR Rate Loans will be made on three business days’ prior notice and, in each case, will be in minimum amounts to be agreed upon.

Interest Margins:	The applicable Interest Margin for the Term Loan Facility will be 4.50% for LIBOR Rate Loans and 3.50% for Base Rate Loans.

A-I-2

CONFIDENTIAL	EXHIBIT B

BOOT BARN, INC.

$200,000,000 Senior Secured Term Loan Facility

Summary of Additional Conditions Precedent(3)

The initial borrowing under the Term Loan Facility shall be subject to satisfaction or waiver by the Borrower and the Lenders of the following additional conditions precedent:

1.                                      The Merger and the other Transactions shall be consummated simultaneously with the closing under the Term Loan Facility in accordance with applicable law (in all material respects) and on the terms described in the Term Sheet and in the Agreement and Plan of Merger, made and entered into as of May 29, 2015, by and among Borrower, Rodeo Acquisition Corp., a Delaware corporation, Sheplers Holding Corporation, a Delaware corporation and Gryphon Partners III, L.P., a Delaware limited partnership, individually solely in its capacity as a guarantor for purposes of Section 8.1(a)(i) set forth therein, and otherwise solely in its capacity as the sellers’ representative (as the same may be amended or waived from time to time to the extent that such amendments and waivers are not prohibited by the Commitment Letter or Term Sheet, the “Merger Agreement”).  The Merger Agreement (as in effect on the date hereof) shall not be amended, modified or any provision thereof waived or any consent thereunder provided to the extent such amendment, modification or waiver thereof or any consent thereunder is materially adverse to the Lenders or the Arranger for the Term Loan Facility without the prior written consent (such consent not to be unreasonably delayed or withheld) of the Agent (it being understood and agreed that (i) any change to the definition of “Material Adverse Effect” contained in the Merger Agreement shall be deemed to be materially adverse to the Arranger and the Lenders, (ii) working capital adjustments contained in the Merger Agreement as in effect on the date hereof shall not be deemed to be materially adverse to the Lenders, (iii) any increase in the cash merger consideration (the “Merger Consideration”) of less than 10% shall be deemed to be not materially adverse to the interests of the Lenders and any increases in the Merger Consideration in excess of 10% shall be deemed to be not materially adverse to the interests of the Lenders to the extent funded with the net cash proceeds of equity, (iv) any reduction in Merger Consideration (after giving effect to any adjustment provided in clause (ii)) of less than 15% in the aggregate shall be deemed not to be materially adverse to the interests of the Lenders; provided that the amount of the Term Loan Facility and amount of cash provided by the Loan Parties in connection with the Merger shall be reduced by such decrease dollar for dollar on a pro rata basis, (v) any reduction in the Merger Consideration in excess of the amounts set forth in clause (iv) but less than 20% in the aggregate shall not be deemed to be materially adverse to the interests of the Lenders to the extent it reduces the amount of the Term Loan Facility on a dollar for dollar basis to the extent of such excess, and (vi) any change in the third party beneficiary rights applicable to the Lead Arranger and the Lenders or the governing law shall be deemed to be materially adverse to the interests of the Lenders unless approved by the Agent.  The Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects as of the Closing Date except to the extent such representations and warranties are made on and as of a specified date (and not required to be brought down to the Closing Date), in which case the same shall continue on the Closing Date to be true and correct as of the specified date  (or, in the event such representations and warranties are qualified by materiality or material adverse effect or language of similar import, such representations shall be true and correct in all respects as of the Closing Date).  All amounts due or outstanding in respect of the

(3)  All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this Exhibit B is attached, including the other Exhibits thereto.

B-1

existing indebtedness of the Target and the Borrower (other than such amounts as shall be permitted to remain outstanding pursuant to the terms of the Facilities Documentation) shall have been (or substantially simultaneously with the closing under the Term Loan Facility shall be) paid in full, all commitments (if any) in respect thereof terminated and all guarantees (if any) thereof and security (if any) therefor discharged and released.

2.                                      The Agent shall have received a certificate from the chief financial officer of the Borrower in substantially the form attached hereto as Exhibit C, certifying that Holdings and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

3.                                      The Agent shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, to the extent requested at least ten business days prior to the Closing Date.

4.                                      Subject in all respects to the Limited Conditionality Provision and the limitations described under the caption “Security” in Exhibit A to the Commitment Letter, all documents and instruments required to create and perfect the security interest of the Agent in the Term Priority Collateral and the ABL Priority Collateral shall have been executed, if applicable, and delivered and, if applicable, be in proper form for filing with such filing having been duly authorized.

5.                                      The execution and delivery of the Facilities Documentation by all parties thereto, in each case, which shall be in accordance with the terms of the Commitment Letter and subject to the Limited Conditionality Provision and Documentation Principles set forth in the Commitment Letter and (b) delivery to the Arranger of customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization, good standing certificates in jurisdictions of formation/organization, in each case of the Borrower and the Guarantors (to the extent applicable), customary notices of borrowing, and customary insurance certificates and endorsements for insurance customary for companies in the same industry and engaged in similar business activities (to the extent such certificates and endorsements are available).

6.                                      All fees required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing under the Term Loan Facility, have been paid (which amounts may be offset against the proceeds of the Term Loan Facilities).

7.                                      The ABL facility shall have closed (or shall close substantially concurrently with the funding of the Term Loan Facility on the Closing Date) on the terms set forth in the Commitment Letter (the “ABL Facility Commitment Letter”), dated as of May 29, 2015, by and between Wells Fargo Bank, National Association and Borrower as in effect on the date hereof and, after giving effect to the Transactions and any amount to be funded under the ABL Facility on the Closing Date, Borrower shall have not less than $25,000,000 of Excess Availability (as defined in the ABL Facility Commitment Letter), and Agent and the agent for the ABL Facility shall have entered into the Intercreditor Agreement.

8.                                      The Arranger shall have been afforded a period of at least twenty-one (21) consecutive calendar days (excluding July 3, 2015 and July 4, 2015) prior to the Closing Date (the “Marketing Period”), which period shall commence on the date when the Information Materials and a customary authorization letter from Borrower with respect thereto has been delivered to the Arranger.

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9.                                      There shall be no order, injunction or decree of any governmental authority restraining or prohibiting the funding under the Term Loan Facility unless such order, injunction or decree resulted from the willful misconduct, bad faith or gross negligence of the Agent or the Lenders or any of their officers, directors, employees, and controlled affiliates.

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EXHIBIT C

[Form of] Solvency Certificate

[        ], 2015

This Solvency Certificate is being executed and delivered pursuant to [(a) Section [  ] of that certain Credit Agreement, dated as of the date hereof, by and among Boot Barn Holdings, Inc., a Delaware corporation (“Holdings”), Boot Barn, Inc., a Delaware corporation (the “Borrower”), the other Loan Parties party thereto, [            ], as administrative agent, the Lenders from time to time party thereto and the other parties thereto (the “Credit Agreement”).  Capitalized terms used in this Solvency Certificate and not otherwise defined herein having the respective meanings given to them in the Credit Agreement.

I, [                ], the Chief Financial Officer of the Borrower, in such capacity and not in an individual capacity, hereby certify that I am the Chief Financial Officer of the Borrower and that I am familiar with the financial statements, business and assets of Holdings and its Subsidiaries, I have made such other investigations and inquiries as I have deemed appropriate, and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

I further certify, in my capacity as Chief Financial Officer of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the other transactions contemplated by the Credit Agreements and the other Loan Documents (including, without limitation, the Merger and the incurrence of the Indebtedness and the other obligations being incurred in connection with the Credit Agreement and the [ABL Credit Agreement], that: (i) the sum of the liabilities (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value or the fair value, in each case on a going concern basis, of the assets of Holdings and its Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of Holdings and its Subsidiaries, taken as a whole, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of Holdings and its Subsidiaries as they become absolute and matured; (iii) the capital of Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) Holdings and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

[ ]

By:
Name: [ ]
Title: Chief Financial Officer

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EXHIBIT D

Modifications to Documentation Principles

Notwithstanding anything to the contrary set forth in the Commitment Letter (including, but not limited to, the Term Sheet) or the Precedent Credit Agreement, the following additional terms, provisions and conditions are to be included in the Facilities Documentation:

1.                                      the terms and conditions applicable to Incremental Term Loan Commitments, Incremental Term Loans and Permitted Acquisitions (each as defined in the Precedent Credit Agreement) shall also include a Consolidated Total Net Leverage Ratio governor equal to the Consolidated Total Net Leverage Ratio as in effect on the Closing Date; provided that the cap on the total Permitted Acquisition Consideration (as defined in the Precedent Credit Agreement) set forth in clause (g)(x) of the definition of “Permitted Acquisition” in the Precedent Credit Agreement will be increased by an amount to be mutually agreed and will be subject to a customary “available amount” basket;

2.                                      the negative covenants regarding indebtedness of the type described in Sections 9.1(i) and 9.1(w) of the Precedent Credit Agreement shall be modified to (i) provide for a dollar cap on the aggregate outstanding amount of such indebtedness permitted thereunder equal to $10,000,000 and $10,000,000, respectively and (ii) with respect to Section 9.1(w) of the Precedent Credit Agreement, remove the Consolidated Total Lease Adjusted Net Leverage Ratio (as defined in the Precedent Credit Agreement) incurrence test;

3.                                      the negative covenants regarding intercompany indebtedness and investments set forth in Sections 9.1(g)(ii) and 9.3(a)(v) of the Precedent Credit Agreement shall be modified to provide for a dollar cap on the aggregate outstanding amount of such indebtedness and investments permitted thereunder equal to $7,500,000 (applicable collectively to all such indebtedness and investments) in respect of loans made by subsidiaries that are not Loan Parties to Loan Parties;

4.                                      earn-outs and other similar deferred contingent consideration payments and seller notes, in each case, incurred in connection with Permitted Acquisitions (as defined in the Precedent Credit Agreement) shall, in each case, be (i) subject to a dollar cap (y) in respect of earn-outs and other similar deferred contingent consideration payments, equal to $5,000,000 in respect of the maximum aggregate amount of payments in respect thereof to be made in any fiscal year and (z) in respect of seller notes, equal to an amount to be mutually agreed in respect of the maximum aggregate outstanding amount thereof and (ii) excluded from the calculation of the Consolidated Total Net Leverage Ratio;

5.                                      the Credit Agreement shall include a customary “available amount” basket (definition to be mutually agreed), calculated commencing with the fiscal year ending March 31, 2017, which may be used on terms and conditions to be mutually agreed; and

6.                                      each of the “Excluded Deposit Accounts” and “Excluded Securities Account” definitions contained in the Collateral Agreement (which is a part of the Precedent Loan Documents) shall be modified to provide for a dollar cap on the aggregate amount on deposit in the deposit accounts or securities accounts not subject to control agreements (other than those accounts described in clauses (a) through (d) and (a) through (c) in each defined term, respectively) to $500,000.

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